Exhibit 99.1

BurgerFi to Report Third Quarter 2023 Financial Results on November 15, 2023

FORT LAUDERDALE, FL, Nov. 8, 2023 – BurgerFi International, Inc. (NASDAQ: BFI, BFIIW) (“BurgerFi”), owner of one of the nation’s leading fast-casual “better burger” dining concepts through the BurgerFi brand, and the high-quality, casual dining pizza brand under the name Anthony’s Coal Fired Pizza & Wings (“Anthony’s”), will report financial results for the third quarter ended October 2, 2023 on Wednesday, November 15, 2023 before the market opens. Management will host a conference call at 8:30 a.m. Eastern time on the same day to discuss the results.

The conference call will be broadcast live and available for replay on the Company’s Investor Relations website at ir.burgerfi.com. Participants can also access the call using the dial-in details below.

Date: Wednesday, November 15, 2023
Time: 8:30 a.m. ET
Toll-free dial-in number: 1-833-816-1403
International dial-in number: 1-412-317-0496
Conference ID: 10182500

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization.

About BurgerFi International (Nasdaq: BFI, BFIIW)

About BurgerFi International (Nasdaq: BFI, BFIIW)
BurgerFi International, Inc. is a leading multi-brand restaurant company that develops, markets, and acquires fast-casual and premium-casual dining restaurant concepts around the world, including corporate-owned stores and franchises. BurgerFi International is the owner and franchisor of the two following brands with a combined 174 locations.

BurgerFi. BurgerFi is among the nation’s fast-casual better burger concepts with 114 BurgerFi restaurants (87 franchised and 27 corporate-owned) as of July 3, 2023. BurgerFi is chef-founded and committed to serving fresh, all-natural and quality food at all locations, online and via first-party and third-party deliveries. BurgerFi uses 100% American Angus Beef with no steroids, antibiotics, growth hormones, chemicals or additives. BurgerFi's menu also includes high-quality Wagyu Beef Blend Burgers, Antibiotic and Cage-Free Chicken offerings, Hand-Cut Sides, and Frozen Custard Shakes. BurgerFi was named "The Very Best Burger" at the 2023 edition of the nationally acclaimed SOBE Wine and Food Festival and “Best Fast Food Burger” in USA Today’s 10Best 2023 Readers’ Choice Awards for its BBQ Rodeo Burger, "Best Fast Casual Restaurant" in USA Today's 10 Best 2023 Readers' Choice Awards for the third consecutive year, QSR Magazine's Breakout Brand of 2020 and Fast Casual's 2021 #1 Brand of the Year. In 2021, Consumer Reports awarded BurgerFi an “A Grade Angus Beef” rating for the third consecutive year. To learn more about BurgerFi or to find a full list of locations, please visit www.burgerfi.com. Download the BurgerFi App on iOS or Android devices for rewards and 'Like' or follow @BurgerFi on Instagram, Facebook and Twitter. BurgerFi® is a Registered Trademark of BurgerFi IP, LLC, a wholly-owned subsidiary of BurgerFi.

Exhibit 99.1

Anthony’s. Anthony’s was acquired by BurgerFi on November 3, 2021 and is a premium pizza and wing brand that operates 60 corporate-owned casual restaurant locations, as of July 3, 2023. Known for serving fresh, never frozen and quality ingredients, Anthony’s is centered around a 900-degree coal-fired oven with menu offerings including “well-done” pizza, coal-fired chicken wings, homemade meatballs, and a variety of handcrafted sandwiches and salads. Anthony’s was named “The Best Pizza Chain in America” by USA Today's Great American Bites and “Top 3 Best Major Pizza Chain” by Mashed in 2021. To learn more about Anthony’s, please visit www.acfp.com.

Investor Relations:
ICR
Michelle Michalski IR-BFI@icrinc.com

Media Relations Contact:
Ink Link Marketing
Kim Miller
Kmiller@inklinkmarketing.com